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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
ATA Inc.:


We consent to the use of our report dated September 1, 2007, except as to Note 2(d) and paragraphs (b) and (c) of Note 19, which are as of October 15, 2007, and as to paragraph (d) of Note 19, which is as of January 7, 2008, with respect to the consolidated balance sheets of ATA Inc. and its subsidiaries as of March 31, 2006 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the registration statement (No. 333-148512) on Form F-1/A of ATA Inc. dated January 28, 2008 and incorporated herein by reference.


/s/KPMG

Hong Kong, China
April 15, 2008